CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated December 23, 2015 and December 22, 2020, relating to the financial statements and financial highlights of Clough Global Equity Fund for the years ended October 31, 2015 and October 31, 2020, respectively, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Oversight of Risk Management” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 19, 2021